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                                                                 Exhibit 3.01(c)


        CERTIFICATE OF RETIREMENT AND PROHIBITION OF REISSUANCE OF SHARES
                                       OF
                    OCCUPATIONAL HEALTH + REHABILITATION INC

                         (Pursuant to Section 243 of the
               General Corporation Law of the State of Delaware)


         OCCUPATIONAL HEALTH + REHABILITATION INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

1. The name of the corporation is Occupational Health + Rehabilitation Inc (the "Corporation").

2. The Corporation has repurchased all of its outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), namely 1,416,667 shares.

3. The Certificate of Designations filed November 6, 1996 authorizing the designation of 1,666,667 shares of the Corporation's Preferred Stock as Series A Preferred Stock and specifying its terms prohibits the reissuance of any shares of Series A Preferred Stock that are redeemed or repurchased.

4. The Corporation has, by resolution of its board of directors, retired 1,416,667 shares of Series A Preferred Stock and shall not reissue such shares as shares of Series A Preferred Stock. Such 1,416,667 shares shall resume the status of Preferred Stock of the Corporation, undesignated as to relative rights, designations, preferences, special rights and restrictions until further action of the Corporation.

         IN WITNESS WHEREOF, Occupational Health + Rehabilitation Inc has caused this certificate to be signed by John C. Garbarino, its President, this 25th day of March, 2003.


                                 OCCUPATIONAL HEALTH + REHABILITATION INC


                                 By: /s/ John C. Garbarino
                                     --------------------------------------
                                     John C. Garbarino, President